Filed pursuant to Rule 433

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement

dated October 23, 2014 and the

Prospectus dated October 23, 2014

Registration No. 333-199562

Pricing Term Sheet

to Preliminary Prospectus Supplement Dated: October 23, 2014

Ingersoll-Rand Luxembourg Finance S.A

Issuer:	Ingersoll-Rand Luxembourg Finance S.A.	Ingersoll-Rand Luxembourg Finance S.A.	Ingersoll-Rand Luxembourg Finance S.A.
Guarantors:	Ingersoll-Rand public limited company	Ingersoll-Rand public limited company	Ingersoll-Rand public limited company
	Ingersoll-Rand Company Limited	Ingersoll-Rand Company Limited	Ingersoll-Rand Company Limited
	Ingersoll-Rand International Holding Limited	Ingersoll-Rand International Holding Limited	Ingersoll-Rand International Holding Limited
	Ingersoll-Rand Company	Ingersoll-Rand Company	Ingersoll-Rand Company
	Ingersoll-Rand Global Holding Company Limited	Ingersoll-Rand Global Holding Company Limited	Ingersoll-Rand Global Holding Company Limited
Security Description:	Unsecured Senior Notes Due 2020	Unsecured Senior Notes Due 2024	Unsecured Senior Notes Due 2044
Principal Amount:	$300,000,000	$500,000,000	$300,000,000
Gross Proceeds:	$299,802,000	$497,125,000	$298,221,000
Coupon:	2.625%	3.550%	4.650%
Maturity:	May 1, 2020	November 1, 2024	November 1, 2044
Offering Price:	99.934%	99.425%	99.407%
Yield to Maturity:	2.638%	3.619%	4.687%
Spread to Treasury:	+115 basis points	+135 basis points	+165 basis points
Benchmark Treasury:	UST 1.750% due September 30, 2019	UST 2.375% due August 15, 2024	UST 3.375% due May 15, 2044
Benchmark Treasury Yield:	1.488%	2.269%	3.037%
Expected Ratings(*):	Baa2 / BBB (stable/stable)	Baa2 / BBB (stable/stable)	Baa2 / BBB (stable/stable)
Interest Payment Dates:	May 1 and November 1	May 1 and November 1	May 1 and November 1
First Interest Payment Date:	May 1, 2015	May 1, 2015	May 1, 2015
Record Dates:	April 15 and October 15	April 15 and October 15	April 15 and October 15
Optional Redemption:	Callable at greater of 100% of principal and make-whole price of T+20 bps Callable at 100% on or after April 1, 2020	Callable at greater of 100% of principal and make-whole price of T+20 bps Callable at 100% on or after August 1, 2024	Callable at greater of 100% of principal and make-whole price of T+25 bps Callable at 100% on or after May 1, 2044
Tax Redemption:	Callable at 100% of principal	Callable at 100% of principal	Callable at 100% of principal
Change of Control:	Putable at 101% of principal	Putable at 101% of principal	Putable at 101% of principal

Special Mandatory	Callable at 101% of principal	None	Callable at 101% of principal
Redemption:
CUSIP:	456873 AA6	456873 AB4	456873 AC2
ISIN:	US456873AA63	US456873AB47	US456873AC20
Clearing System:	DTC	DTC	DTC
Minimum	$2,000	$2,000	$2,000
Denominations:
Increments:	$1,000	$1,000	$1,000
Trade Date:	October 23, 2014	October 23, 2014	October 23, 2014
Settlement Date:	October 28, 2014 (T+3)	October 28, 2014 (T+3)	October 28, 2014 (T+3)
Book-Running	Goldman, Sachs & Co.
Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc.
Credit Suisse Securities Inc.
Deutsche Bank Securities Inc.
Co-Managers	BNP Paribas Securities Corp.
Mizuho Securities USA Inc.
Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.

(*)	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Ingersoll Rand plc has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering of notes by Ingersoll-Rand Luxembourg Finance S.A. to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents Ingersoll Rand plc has filed with the SEC for more complete information about the issuer, and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Goldman, Sachs & Co. collect at 1-201-793-5170, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by Ingersoll-Rand plc on October 23, 2014 relating to its Prospectus dated October 23, 2014.